As filed with the Securities and Exchange Commission on November 29 , 2000.

Registration No. 333 -

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

GEORGIA-PACIFIC CORPORATION
(Exact name of Registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	93-0432081 (IRS Employer Identification No.)

133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000
(Address, including zip code and telephone
number, including area code of
Registrant's principal executive offices)

FORT JAMES CORPORATION
MIP BONUS DEFERRAL PLAN

(Full Title of the Plan)

Kenneth F. Khoury, Esq.
Vice President, Deputy General Counsel and Secretary
Georgia-Pacific Corporation
133 Peachtree Street, N.E.
Atlanta, Georgia 30303
(404) 652-4000
(Name, address, including zip code and telephone
number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price (2)	Amount of registration fee
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	5,280.00

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INTRODUCTION

This Registration Statement on Form S-8 relates to deferred compensation obligations to employees of Fort James Corporation under the Fort James Corporation MIP Bonus Deferral Plan. Pursuant to that certain Agreement and Plan of Merger, dated as of July 16, 2000 (the "Merger Agreement") among Georgia-Pacific Corporation (the "Registrant"), Fenres Acquisition Corporation, and Fort James Corporation, among other things, (i) the Registrant through its wholly owned subsidiary, Fenres Acquisition Corporation ("Fenres"), exchanged $29.60 in cash and .2644 shares of GP Group Stock for each outstanding share of Fort James Corporation Common Stock, par value $.10 per share ("FJ Common Stock"), (ii) following an exchange offer (the "Exchange Offer"), Fenres merged with and into Fort James Corporation (the "Merger"), and Fenres' separate corporate existence ceased, and Fort James Corporation continued as the surviving corporation and as a wholly owned subsidiary of the Registrant, (iii) each share of FJ Common Stock, issued and outstanding immediately prior to the effective time of the Merger (the "Effective Time"), and not converted in the Exchange Offer, was converted into the right to receive $29.60 in cash and .2644 shares of GP Group Stock, and (iv) at the Effective Time, the Registrant assumed liability for deferred compensation obligations under the Plan.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.	Plan Information.
Not required to be filed.
Item 2.	Registration Information and Employee Plan Annual Information.
Not required to be filed.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

          The Registrant hereby incorporates by reference into this Registration Statement the documents listed below which have been filed with the Securities and Exchange Commission (the "Commission"):

(a)	The Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 2000;
(b)

The Corporation's Current Reports on Form 8-K filed March 23, 2000; April 19, 2000; July 18, 2000; July 20, 2000; October 19, 2000; November 15, 2000; November 20, 2000; November 22, 2000, November 22, 2000 and November 27, 2000.

(c)	The Corporation's Quarterly Reports on Form 10-Q for the quarters ended April 1, 2000; July 1, 2000; and September 30, 2000; and
(d)

All documents subsequently filed by the Corporation pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold.

          Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

          Under the MIP Bonus Deferral Plan (the "Plan"), the Registrant will provide eligible employees the opportunity to make elections to defer a specified percentage of their bonuses paid under the Fort James Corporation Management Incentive Plan. The obligations of the Registrant under the Plan based on the deferrals (the "Obligations") will be unsecured general obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding.

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          The amount of compensation to be deferred by each participating employee (each a "Participant") will be determined in accordance with the Plan based on elections by each Participant. Each Obligation will be payable on a date selected by each Participant or determined in accordance with the terms of the Plan. The Obligations will be indexed to the prime rate plus one percent (1%). The Obligations will be denominated and be payable in United States dollars.

          A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered except by written designation of a beneficiary under the Plan, by written will, or by the laws of descent and distribution.

          Prior to the Participant's termination of employment or retirement, the Obligations are not subject to redemption, in whole or in part, at the option of the Registrant or through operation of a mandatory or optional sinking fund or analogous provision. However, the Registrant reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of the Participant to the balance of his or her deferred account as of the date of such amendment or termination.

          The Obligations are not convertible into another security of the Registrant. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having the authority to take action with respect to the Obligations and each Participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon default.

Item 5.	Interest of Named Experts and Counsel.

The validity of the Obligations is being passed upon by Kenneth F. Khoury, Vice President, Deputy General Counsel, and Secretary of the Corporation. Kenneth F. Khoury is an officer of, and receives compensation from, the Registrant.

Item 6.	Indemnification of Directors and Officers.

          Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code ("GBCC") provides that a corporation may indemnify a director against liability incurred (a) in a civil proceeding (1) if, in the case of conduct in such director's capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (2) if, in all other cases, such director's conduct was at least not opposed to the best interests of the corporation; and (b) in a criminal proceeding, if the director had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director's capacity as a director. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, an appropriate court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify the director even if the director has not met the relevant standard of conduct set forth Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

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          Section 14-2-852 of the GBCC provides that, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because such director was a director of the corporation, against reasonable expenses incurred by the director in connection with the proceeding.

          Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because such person is an officer of the corporation to the same extent as a director. If the officer is not a director, (or if the officer is a director but the sole basis on which such person is made a party to the proceeding is an act or omission solely as an officer) to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (1) appropriation, in violation of such person's duties, of any business opportunity of the corporation, (2) acts or omissions that involve intentional misconduct or a knowing violation of law, or (3) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. Finally, a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action by its board of directors or contract.

          In accordance with the Registrant's restated Articles of Incorporation, as amended, a director of the Registrant is not liable to the Registrant or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability related to (1) any appropriation of any business opportunity of the Registrant, (2) acts or omissions that involve intentional misconduct or a willful violation of law or (3) any transactions from which the director received an improper personal benefit.

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        In accordance with the Registrant's restated Bylaws, every person (and the heirs and personal representatives of such person) who is or was a director, officer, employee or agent of the Registrant, or of any other corporation, partnership, joint venture, trust or other enterprise in which such person served as such at the request of the Registrant, shall be indemnified by the Registrant against any and all liability and expenses (including, without limitation, counsel fees and disbursements, and amounts of judgments, fines or penalties against, or amounts paid in settlement by, a director, officer, employee or agent) actually and reasonably incurred by such person in connection with or resulting from any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative or in connection with any appeal relating thereto, in which such person may become involved, as a party or otherwise, or with which such person may be threatened, by reason of being or having been a director, officer, employee or agent of the Registrant or such other corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or omitted by such person in such person's capacity as such director, officer, employee or agent whether or not such person continues to be such at the time such liability or expense shall have been incurred.

          Every person (and the heirs and personal representatives of such person), to the extent that such person has been successful on the merits or otherwise with respect to any claim, action, matter, suit or proceeding is entitled to indemnification, as of right, for expenses (including attorney's fees) actually and reasonable incurred by such person in connection therewith. Except as provided in the preceding sentence, upon receipt of a claim for indemnification under the Registrant's restated Bylaws, the Board of Directors of the Registrant shall, if the claim is made by a director or officer of the Registrant, determine whether the claimant met the applicable standard of conduct as set forth in paragraphs (A) and (B) below. If such determination has not been made within 90 days after the claim is asserted, the claimant shall have the right to require that the determination be submitted to the shareholders at the next regular meeting of shareholders by vote of a majority of the shares entitled to vote thereon. If a claim is made by a person who is not a director or officer of the Registrant, the appropriate officers of the Registrant shall determine, subject to applicable law, the manner in which there shall be made the determination as to whether the claimant met the applicable standard of conduct as set forth in paragraphs (A) and (B) below. In the case of each claim for indemnification, the Registrant shall pay the claim to the extent the determination is favorable to the person making the claim.

(A)

In the case of a claim, action, suit or proceeding other than by or in the right of the Registrant to procure a judgment in its favor, the director, officer, employee or agent must have acted in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. In addition, any director seeking indemnification must not have been adjudged liable on the basis that any personal benefit was received by such person.

(B)

In the case of a claim, action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor, the director, officer, employee or agent must have acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the Registrant; provided, however, that no indemnification shall be made (1) with regard to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such director, officer, employee or agent is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper, or (2) for amounts paid, or expenses incurred, in connection with the defense or settlement of any such claim, action, suit or proceeding, unless a court of competent jurisdiction has approved indemnification with regard to such amounts or expenses.

          Pursuant to the Registrant's restated Bylaws, expenses incurred by any person who is or was a director, officer, employee or agent of the Registrant with respect to any claim, action, suit or proceeding of the character described in the first sentence of the preceding paragraph shall be advanced by the Registrant prior to the final disposition thereof upon receipt of an undertaking by or on behalf of the recipient to repay such amount if it shall be ultimately determined that such person is not entitled to indemnification. Indemnification and advancement of expenses pursuant to the Registrant's restated Bylaws is not exclusive of any rights to which any such director, officer, employee or other person may otherwise be entitled by contract or by law.

          The Registrant carries insurance policies insuring its liability to officers and directors under the foregoing indemnity and insuring its officers and directors against liability incurred in their capacity as such.

Item 7.	Exemption from Registration Claimed.
Not applicable.
Item 8.	Exhibits.

Exhibit No.	Description
3.1(i)

Registrant's Articles of Incorporation, restated as of December 16, 1997 (Filed as Exhibit 4.1 to the Corporation's Registration Statement on Form S-8 with the Commission on December 18, 1997, and incorporated herein by this reference thereto).

3.1(ii)

Registrant's Articles of Amendment to Restated Articles of Incorporation (Filed as Exhibit 3.1 to the Corporation's Quarterly Report on Form 10-K for the fiscal year ended January 1, 2000, and incorporated herein by this reference thereto).

3.2	Registrant's By-laws, as amended to date.
4.1(i)

Rights Agreement, dated as of December 16, 1997, between Georgia-Pacific Corporation and First Chicago Trust Company of New York ("GP Rights Agreement"), with form of G-P Rights Certificate attached as Exhibit A-1, Series B Preferred Stock Designation attached as Exhibit B-1 and Series C Preferred Stock Designation attached as Exhibit B-2 (Filed as Exhibit 4.3(ii) to the Corporation's Amendment No. 1 to Registration Statement on Form S-4 dated October 29, 1997, and incorporated herein by this reference).

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4.1(ii)

Amendment No. 1, dated as of November 8, 1999, to GP Rights Agreement (Filed as Exhibit 4.3(ii) to the Corporation's Annual Report on Form 10-K for the fiscal year ended January 1, 2000, and incorporated herein by this reference).

4	Fort James Corporation MIP Bonus Deferral Plan (Filed as Exhibit 99.1 to Fort James Corporation's Registration Statement on Form S-8 dated November 3, 1998, and incorporated herein by this reference).
5	Opinion of Kenneth F. Khoury.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Kenneth F. Khoury (included in Exhibit 5).
99.2	Powers of Attorney

Item 9.	Undertakings.

          The undersigned registrant hereby undertakes:

          (1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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          (2)          That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offer.

          (4)          That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 13(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

          The Registrant. Pursuant to the requirement of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on this 29th day of November, 2000.

GEORGIA-PACIFIC CORPORATION By: /s/ Danny W. Huff Danny W. Huff Executive Vice President - Finance and Chief Financial Officer

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on this 29th day of November, 2000.

Signature	Title

/s/ A. D. Correll A.D. Correll	Director, Chairman, Chief Executive Officer and President (Principal Executive Officer)
/s/ Danny W. Huff Danny W. Huff	Executive Vice President - Finance and Chief Financial Officer (Principal Financial Officer)
/s/ James E. Terrell James E. Terrell	Vice-President and Controller (Principal Accounting Officer)
* James S. Balloun	Director
Barbara L. Bowles	Director
* Robert Carswell	Director
Worley H. Clark, Jr.	Director
Gary P. Coughlan	Director
* Jane Evans	Director
* Donald V. Fites	Director
* Harvey C. Fruehauf, Jr.	Director
* Richard V. Giordano	Director
* David R. Goode	Director
* M. Douglas Ivester	Director
* James P. Kelly	Director
* Louis W. Sullivan, M.D.	Director
* James B. Williams	Director
/s/ Kenneth F. Khoury Kenneth F. Khoury As Attorney-in-Fact for the Directors by whose names an asterisk appears.

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INDEX TO EXHIBITS
Exhibit No.	Sequentially Number Description

3.2	Registrant's By-laws, as amended to date.
5	Opinion of Kenneth F. Khoury, Esq.
23.1	Consent of Arthur Andersen LLP.
23.2	Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5)
24	Powers of Attorney